Exhibit 99.1

Contact:	Mike Huston, President and CEO
(907) 261-8750
Jed Ballard, Chief Financial Officer
(907) 261-3539

NEWS RELEASE

Northrim BanCorp Earns $14.4 Million, or $0.63 Per Diluted Share, in Third Quarter 2026

ANCHORAGE, Alaska - October 15, 2026 - Northrim BanCorp, Inc. (NASDAQ:NRIM) (“Northrim” or the “Company”) today reported net income of $14.4 million, or $0.63 per diluted share, in the third quarter of 2026, compared to $15.3 million, or $0.68 per diluted share, in the second quarter of 2026, and $27.1 million, or $1.20 per diluted share, in the third quarter a year ago. The decrease in the third quarter 2026 profitability as compared to the third quarter a year ago was mostly due to an increase in provision for credit losses in the third quarter of 2026, as well as the gain on sale of certain assets by Pacific Wealth Advisors in the third quarter of 2025.

Dividends per share in the third quarter of 2026 increased to $0.17 per share as compared to $0.16 per share in the second quarter of 2026 and the third quarter of 2025.

“Record net interest income, strong deposit growth and a net interest margin above 5% drove a 21% increase in pre-provision net revenue in the third quarter,” said Mike Huston, Northrim's President and Chief Executive Officer. “Our earnings this quarter were reduced by a higher provision for credit losses tied to a single relationship in our Specialty Finance segment. Credit quality across our Community Banking portfolio remains solid, and we continue to see the benefits of our diversified business model, including a strong quarter from our Home Mortgage Lending segment.”

“We continue to make progress toward completing our acquisition of PBCO Financial Corporation, which we announced in July,” continued Mr. Huston. “The combination is intended to extend our relationship-driven banking model into attractive markets in Southern Oregon and the Willamette Valley and create a company with more than $4 billion in assets. We look forward to welcoming the customers and employees of People’s Bank of Commerce to Northrim.”

Third Quarter 2026 Highlights:

•Net interest income in the third quarter of 2026 increased 5% to $38.9 million compared to $37.1 million in the second quarter of 2026 and increased 10% compared to $35.3 million in the third quarter of 2025.
•Net interest margin on a tax equivalent basis (“NIMTE”)* was 5.02% for the third quarter of 2026, up 1-basis points from the second quarter of 2026 and up 14-basis points from the third quarter a year ago.
•Return on average assets (“ROAA”) was 1.65% and return on average equity (“ROAE”) was 15.96% for the third quarter of 2026 compared to ROAA of 1.84% and ROAE of 17.77% in the prior quarter and ROAA of 3.32% and ROAE of 35.66% for the third quarter of 2025.
•Portfolio loans were $2.40 billion at September 30, 2026, up 1% from the preceding quarter and up 8% from a year ago, primarily due to new customer relationships and expanding market share, as well as retaining certain mortgages originated by Residential Mortgage, a subsidiary of Northrim Bank (the “Bank”). Core loans (excluding consumer mortgages) were $2.16 billion at September 30, 2026, up 8% from $2.00 billion a year ago.

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•Total deposits were $3.05 billion at September 30, 2026, up 5% from the preceding quarter, and up 5% from $2.91 billion a year ago. Non-interest bearing demand deposits increased 1% compared to the preceding quarter and decreased 4% year-over-year to $833.7 million at September 30, 2026 and represent 27% of total deposits.
•The average cost of interest-bearing deposits was 1.69% at September 30, 2026, down from 1.71% at June 30, 2026 and 2.00% at September 30, 2025.
•Average purchased receivables and loan balances for the Specialty Finance segment were $164.3 million for the third quarter of 2026, compared to average balances of $141.5 million for the second quarter of 2026, and $127.8 million for the third quarter of 2025.

Financial Highlights	Three Months Ended
(Dollars in thousands, except per share data)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Total assets	$3,580,032	$3,415,386	$3,354,908	$3,290,273	$3,312,332
Total portfolio loans	$2,400,627	$2,386,328	$2,358,702	$2,295,499	$2,218,970
Total deposits	$3,051,282	$2,918,788	$2,873,746	$2,813,029	$2,906,463
Net income	$14,408	$15,342	$13,675	$12,441	$27,065
Adjusted net income*	$13,446	$15,342	$13,675	$12,231	$16,195
Pre-provision pre-tax net revenue*	$26,470	$21,851	$18,918	$18,234	$36,285
Diluted earnings per share	$0.63	$0.68	$0.61	$0.55	$1.20
Adjusted diluted earnings per share*	$0.60	$0.68	$0.61	$0.54	$0.72
Return on average assets	1.65%	1.84%	1.69%	1.50%	3.32%
Adjusted return on average assets*	1.54%	1.84%	1.69%	1.47%	1.99%
Return on average shareholders’ equity	15.96%	17.77%	16.60%	15.16%	35.66%
Adjusted return on average shareholders’ equity*	14.89%	17.77%	16.60%	14.91%	21.34%
NIM	4.96%	4.96%	4.72%	4.70%	4.83%
NIMTE*	5.02%	5.01%	4.77%	4.75%	4.88%
Efficiency ratio	55.62%	59.44%	61.81%	64.70%	45.51%
Adjusted efficiency ratio*	56.06%	59.44%	61.81%	65.05%	57.85%
Total shareholders’ equity/total assets	9.95%	10.18%	10.01%	9.92%	9.53%
Tangible common equity/tangible assets*	8.65%	8.82%	8.63%	8.51%	8.12%

* NIMTE, pre-provision pre-tax net revenue, tangible book value per share, and tangible common equity to tangible common assets, (both of which exclude intangible assets), represent non-GAAP financial measures. Adjusted net income, adjusted diluted earnings per share, adjusted return on average assets, adjusted return on average shareholders' equity, and adjusted efficiency ratio items exclude the impact of the sale of assets by Pacific Wealth Management, gain on sale of VISA shares, and one-time costs related to the merger and acquisition of PBCO Financial Corporation and also represent non-GAAP financial measures. Management has presented these non-GAAP measurements in this earnings release, because it believes these measures are useful to investors. See the end of this release for reconciliations of these non-GAAP financial measures to GAAP financial measures.

Northrim BanCorp Earns $14.4 Million, or $0.63 per Diluted Share in 3Q26
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Significant Recent Events

On July 22, 2026, Northrim entered into a definitive merger agreement to acquire PBCO Financial Corporation (“PBCO”), the holding company for People’s Bank of Commerce, in an all-stock transaction. Under the terms of the agreement, at the effective time of the merger, shareholders of PBCO will receive 1.16 shares of Northrim common stock for each PBCO common share they own. The transaction is expected to close in the first quarter of 2027 and is subject to closing conditions, including Northrim and PBCO shareholder and regulatory approvals.

Alaska Economic Update
(Note: sources for information included in this section are included on page 15.)

Alaska’s seasonally adjusted unemployment rate was 4.3% in August of 2026, compared to 4.1% for the United States, according to the Alaska Department of Labor and Workforce Development. This was an improvement in Alaska from 4.6% in May of 2026. Alaska had a total of 356,100 payroll jobs in August of 2026, not including uniformed military. Year over year, the private sector grew by 800 jobs or 0.3%, while the government sector declined by 2.2%, a loss of 1,700 jobs. The Federal component lost 1,300 jobs, or 8.6% since August of 2025, the State decreased 400 jobs or 1.7%, and Local government was unchanged. The largest private sector growth came from Oil & Gas, up 600 direct jobs or 6.7%. This is the highest paying sector in Alaska. Transportation, Warehousing and Utilities grew 1,300 jobs or 4.4% and Other Services added 300 jobs or 2.4%.

Alaska’s seasonally adjusted aggregate personal income was $60.9 billion in the second quarter of 2026 according to the Federal Bureau of Economic Analysis (“BEA”). Alaska enjoyed an annual personal income improvement of 3% between the second quarters of 2025 and 2026. Based on a population estimate of 736,500 people, the per capita personal income in Alaska was $82,747 in the second quarter of 2026. This is compared to the U.S. average of $79,904, according to the BEA, ranking Alaska 12th highest of the 50 U.S. states.

Alaska’s Gross State Product (“GSP”) in the second quarter of 2026 reached $79.3 billion according to the BEA. This is an 8.6% nominal growth from $73.1 billion in the second quarter of 2025. Alaska’s inflation adjusted “real” GSP decreased 0.3% between the second quarter of 2025 and 2026. A majority of the difference in nominal and real GSP came from price adjustments made to the value of oil, which rose rapidly during the year. Comparing the second quarter 2025 to 2026, the private sector real GSP in Alaska grew slightly by $14 million, but the government sector decreased by $187 million, or 1.8%.

Alaska exported $6.7 billion in goods directly to foreign countries in 2025 according to the U.S. Census Bureau, a 13.4% increase over 2024 totals. South Korea took over the top trade spot by importing $1.1 billion in goods directly from Alaska. This was a 73% increase over 2024. South Korea imports significant quantities of fish, lead and zinc. The rapid growth was driven by $515 million in gold and silver purchases in 2025. Australia imported over $1 billion in goods, primarily gold, zinc and lead. Australia’s growth rate in Alaska products was 30% in 2025. Japan moved up to the third spot with a 38% growth in purchases totaling $927 million in 2025. Japan has been a leading customer of a large variety of fish products from Alaska for decades and also purchases an array of minerals. China slipped from first to fourth place due to complex U.S. tariff negotiations. China’s imports from Alaska dropped 47% from $1.5 billion in 2024 to $803 million in 2025. Oil & Gas does not contribute a significant amount to international exports ($246 million in 2025) because the majority of Alaska’s production is refined and consumed within the United States.

According to the U.S. Bureau of Labor Statistics, the Consumer Price Index (“CPI”) for the Alaska increased 3.3% between August of 2025 and August of 2026. This was slightly better than the U.S. rate of 3.3% for the same time period. The largest increases in Alaska since last August came from Motor Fuel (+28%), Nonalcoholic beverages and beverage materials (+15.8%), Recreation (+8.5%), Housing and Food (+1.6%). There were declining costs in New and Used Vehicles (-2.7%), Household Furnishings (-1.6%), Medical Care (-1.3%) and Education (-1.1%), to help moderate inflationary pressures in Alaska.

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The monthly average price of Alaska North Slope (“ANS”) crude oil grew rapidly from $68.89 a barrel in September of 2025 to $105.54 in September of 2026. Prices began to rise dramatically in 2026 after conflicts began in Venezuela and Iran. ANS reached a monthly average high of $114.66 in May of 2026. ANS has been earning a consistent premium over Brent and West Texas crude prices. Actual oil prices have been much higher than government forecasts recently. The Alaska Department of Revenue (“DOR”) is now expecting an additional $545 million in state general fund revenue in FY 2026 and $510 million in FY 2027.

The Alaska DOR estimated ANS crude oil production of 459 thousand barrels per day (“bpd”) in Alaska’s fiscal year ending June 30, 2026. In the Spring 2026 Revenue Forecast published March 13, 2026, the DOR expects production to grow rapidly to 519 thousand bpd in fiscal year 2027, climb past 600 thousand bpd in fiscal year 2032, and beyond 650 thousand bpd in 2034. Over the next decade, oil production is forecasted to grow by 40% or 185 thousand bpd. This is primarily a result of new production coming on-line in and around the NPR-A region west of Prudhoe Bay. A partnership between Santos and Repsol is constructing the new Pikka field which began continuous production in June this year. ConocoPhillips is developing the large new Willow field, expected to begin production in 2029. There are also several smaller new fields in Alaska’s North Slope that are contributing to the State of Alaska’s production growth estimate.

The Alaska Permanent Fund is seeded annually by the natural resource wealth the State continues to save each year and has grown significantly over 40 years of successful investment. As of August 31, 2026 the fund’s value was $89 billion. According to the DOR it is scheduled to contribute $3.8 billion to Alaska’s General Fund in fiscal year 2026 and $4 billion in fiscal year 2027 for general government spending and to pay the annual dividend in October to Alaskan residents. The 2026 dividend of $1,200 to residents is distributed in October and is expected to provide an approximate $750 million stimulus to the economy in the fourth quarter.

According to the Alaska Multiple Listing Services, the average sales price of a single-family home in Anchorage rose 6.3% to $565,746 in the first nine months of 2026. This followed increases of 4.4% in 2025, 6.2% in 2024 and 5.2% in 2023. This is the ninth consecutive year of price increases.

The average sales price for single family homes in the Matanuska Susitna Borough rose 3.1% in the first nine months of 2026 to $453,686. Average home prices increased 6.6% in 2025, after climbing 3.8% in 2024 and 4% in 2023. This continues a trend of average price increases for more than a decade in the region. These two markets represent where the majority of the Bank’s residential lending activity occurs.

The Alaska Multiple Listing Services reported a 0.3% increase in the number of units sold in Anchorage when comparing January to September 2026 to the same period in 2025. The number of homes sold in the Matanuska Susitna Borough in the nine months of 2026 is 1% higher than January to September 2025.

Northrim Bank sponsors the Alaskanomics blog to provide news, analysis, and commentary on Alaska’s economy. Join the conversation at Alaskanomics.com, or for more information on the Alaska economy, visit: www.northrim.com and click on the “Business Banking” link and then click “Learn.” Information from our website is not incorporated into, and does not form, a part of this earnings release.

Review of Income Statement

Consolidated Income Statement

Net Interest Income/Net Interest Margin

Net interest income increased 5% to $38.9 million in the third quarter of 2026 compared to $37.1 million in the second quarter of 2026 and increased 10% compared to $35.3 million in the third quarter of 2025. Interest expense on deposits increased to $9.0 million in the third quarter of 2026 compared to $8.8 million in the second quarter of 2026 and decreased from $10.1 million in the third quarter of 2025.

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NIMTE* was 5.02% in the third quarter of 2026 up from 5.01% in the preceding quarter and 4.88% in the third quarter a year ago. NIMTE* increased 14 basis points in the third quarter of 2026 compared to the third quarter of 2025 primarily due to a favorable change in the mix of earning-assets towards higher loan balances as a percentage of total earning-assets. The weighted average interest rate for new loans booked in the third quarter of 2026 was 7.08% compared to 7.25% in the second quarter of 2026 and 7.07% in the third quarter a year ago. The yield on the investment portfolio in the third quarter of 2026 increased to 4.22% from 3.79% in the second quarter of 2026 and 3.09% in the third quarter of 2025.

Provision for Credit Losses

Northrim recorded a provision for credit losses of $7.7 million in the third quarter of 2026, which was comprised of a provision for credit losses on loans of $7.9 million, a $101,000 provision for credit losses on unfunded commitments, and a benefit to the provision for credit losses on purchased receivables of $239,000. This compares to a provision for credit losses of $1.6 million in the second quarter of 2026, which was comprised of a provision for credit losses on loans of $760,000, a $242,000 provision for credit losses on unfunded commitments, and a provision for credit losses on purchased receivables of $625,000. In the third quarter a year ago, Northrim recorded a provision for credit losses of $1.7 million which was comprised of a $2.0 million provision for credit losses on loans, a $234,000 benefit to the provision for credit losses on unfunded commitments, and a benefit to the provision for credit losses on purchased receivables of $20,000.

The increase in the provision for credit losses on loans is primarily due to one credit at Northrim Funding Services in our Specialty Finance segment. As of September 30, 2026, this credit has an outstanding balance of $20.0 million. Management recorded an $8.8 million individual impairment on this loan as of September 30, 2026 due to customer receivable payment disputes related to potential quality control issues with the customer's wholesale products, uncertainty regarding anticipated recoveries associated with multiple pending insurance claims, and the need to liquidate various commercial and residential real estate holdings and equipment collateral. The Company continues to pursue all available contractual, collateral, guaranty, insurance, collection and legal remedies associated with this relationship, but we believe that ultimate collection of amounts owed will take several quarters to resolve. As of September 30, 2026, the Company does not have additional exposure in this industry.

Nonperforming assets (“NPAs”), net of government guarantees, increased during the quarter to $42.9 million at September 30, 2026, compared to $23.0 million at June 30, 2026, and increased compared to $13.6 million at September 30, 2025. The increase in NPAs was primarily in the Specialty Finance segment and was mostly attributable to the same $20.0 million relationship noted above.

The allowance for credit losses on loans was 82% of nonperforming loans, net of government guarantees, at the end of the third quarter of 2026, compared to 117% three months earlier and 208% a year ago. The allowance for credit losses on loans was 1.46% of portfolio loans, net of guarantees at the end of the third quarter of 2026, compared to 1.13% three months earlier and 1.12% a year ago.

Other Operating Income

Northrim has interests in other businesses that complement its core community banking activities, including home mortgage lending and purchased receivables financing. Other operating income contributed $20.8 million, or 35% of total third quarter 2026 revenues, as compared to $16.7 million, or 31% of revenues in the second quarter of 2026, and $31.2 million, or 47% of revenues in the third quarter of 2025. The increase in other operating income in the third quarter of 2026 as compared to the second quarter of 2026 is primarily the result of a $1.9 million gain on sale of VISA shares. Additionally, mortgage banking income increased $1.6 million mostly due to an increase in the fair value of mortgage servicing rights. See further discussion regarding mortgage activity contained under “Home Mortgage Lending” below.

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Other Operating Expenses

Operating expenses were $33.2 million in the third quarter of 2026, compared to $32.0 million in the second quarter of 2026, and $30.3 million in the third quarter of 2025. The increase in other operating expenses in the third quarter of 2026 compared to the second quarter of 2026 was primarily due to an increase in professional and outside services. Professional and outside services increased $869,000 mostly due to costs related to the upcoming acquisition of PBCO. Merger and acquisition costs related to the proposed acquisition of PCBO totaled $993,000 in the third quarter of 2026 which consisted of $971,000 professional and outside services and $22,000 other operating expense. The increase in other operating expenses in the third quarter of 2026 compared to the third quarter of 2025 is due to the merger and acquisition costs noted above, as well as a $998,000 increase in medical claims under the Company's self-insured employee medical benefit plan.

Income Tax Provision

In the third quarter of 2026, Northrim recorded $4.3 million in state and federal income tax expense for an effective tax rate of 23.1%, compared to $4.9 million, or 24.1% in the second quarter of 2026 and $7.5 million, or 21.7% in the third quarter a year ago. The increase in the tax rate in the third quarter of 2026 as compared to the third quarter of 2025 is primarily the result of a decrease in tax credits and tax exempt interest income as a percentage of pre-tax income.

Northrim BanCorp Earns $14.4 Million, or $0.63 per Diluted Share in 3Q26
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Community Banking

In the most recent deposit market share data from the FDIC, Northrim’s deposit market share in Alaska increased to 17.71% of Alaska's total deposits as of June 30, 2026 compared to 17.53% of Alaska's total deposits as of June 30, 2025. Northrim opened a branch in Palmer, Alaska at the end of the second quarter of 2026. See below for further discussion regarding the Company's deposit movement for the quarter.

Net interest income in the Community Banking segment totaled $35.8 million in the third quarter of 2026, compared to $33.2 million in the second quarter of 2026 and $32.3 million in the third quarter of 2025. Net interest income increased $3.5 million or 11% in the third quarter of 2026 as compared to the third quarter of 2025 mostly due to higher interest income on loans and investments, as well as lower interest expense on deposits. This increase was only partially offset by higher interest expense on borrowings, as a result of the issuance of subordinated debt in the fourth quarter of 2025, as well as lower interest income on deposits in banks.

The benefit to the provision for credit losses in the Community Banking segment was $134,000 in the third quarter of 2026 compared to a provision for credit losses of $503,000 in the second quarter of 2026 and $1.6 million in the same quarter a year ago. The decrease in the provision for credit losses in the Community Banking segment in the third quarter of 2026 as compared to the prior quarter was primarily due to a decrease in estimated loss rates due to more favorable economic forecasts and a decrease in qualitative factors to account for the decrease in nonperforming loans, net of government guarantees to $16.5 million at the end of third quarter of 2026 compared to $17.6 million at the end of the second quarter of 2026. The decrease in the provision for credit losses in the third quarter of 2026 compared to the same quarter a year ago was primarily a result of decreased estimated loss rates due to more favorable economic forecasts.

The increase in other operating income in the Community Banking segment in the third quarter of 2026 as compared to the third quarter of 2025 was primarily the result of a $1.9 million gain on sale recorded for the sale of VISA shares, as well as a $292,000 additional gain on sale by Pacific Wealth Advisors that occurred in the third quarter of 2025. The additional gain on the sale of certain assets by Pacific Wealth Advisors results from a true up of expected earn out cash proceeds to be received in the fourth quarter of 2026 in connection with the sale.

Other operating expenses in the Community Banking segment totaled $21.6 million in the third quarter of 2026, up $1.2 million or 6% from $20.4 million in the second quarter of 2026, and up $1.7 million or 8% from $20.0 million in the third quarter a year ago. The increase in other operating expenses in the third quarter of 2026 as compared to the same quarter a year ago was mostly due to $993,000 merger and acquisition expense as a result of the proposed merger with PBCO.

The following table provides highlights of the Community Banking segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Net interest income	$35,774	$33,236	$31,840	$32,202	$32,309
Provision (benefit) for credit losses	(134)	503	153	1,226	1,561
Gain on sale by Pacific Wealth Advisors	292	—	—	275	14,211
Gain on sale VISA shares	1,945	—	—	—	—
Other operating income	3,023	3,097	2,416	3,229	2,896
Merger and acquisition expense	993	—	—	—	—
Other operating expense	20,632	20,434	20,390	22,090	19,965
Income before provision for income taxes	19,543	15,396	13,713	12,390	27,890
Provision for income taxes	4,351	3,651	3,213	3,628	5,634
Net income	$15,192	$11,745	$10,500	$8,762	$22,256
Weighted average shares outstanding, diluted	22,577,649	22,544,448	22,577,720	22,533,320	22,502,680
Diluted earnings per share attributable to Community Banking	$0.67	$0.52	$0.47	$0.39	$0.98

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	Nine Months Ended
(Dollars in thousands, except per share data)	September 30, 2026	September 30, 2025
Net interest income	$100,850	$90,431
Provision for credit losses	522	1,112
Gain on sale by Pacific Wealth Advisors	292	14,211
Gain on sale VISA shares	1,945	—
Other operating income	8,536	8,867
Merger and acquisition expense	993	—
Other operating expense	61,456	60,310
Income before provision for income taxes	48,652	52,087
Provision for income taxes	11,215	11,300
Net income Community Banking segment	$37,437	$40,787
Weighted average shares outstanding, diluted	22,566,138	22,466,554
Diluted earnings per share attributable to Community Banking	$1.66	$1.82

Home Mortgage Lending

During the third quarter of 2026, mortgage loans funded for sale were $189.0 million, compared to $239.1 million in the second quarter of 2026, and $218.2 million in the third quarter of 2025.

During the third quarter of 2026, the Bank purchased loans of $43.0 million from its subsidiary, Residential Mortgage, of which approximately two-thirds were adjustable rate mortgages and the remaining one-third were primarily second homes and jumbos with a weighted average interest rate of 6.27%, as compared to $27.9 million and 6.35% in the second quarter of 2026, and $15.8 million and 6.64% in the third quarter of 2025. Net interest income contributed $3.2 million to Home Mortgage Lending revenue in the third quarter of 2026, down from $3.5 million in the prior quarter, and up from $2.8 million in the third quarter a year ago.

The Company reclassified $63 million in consumer mortgages held for investment to held for sale in the third quarter of 2026 and recorded unrealized losses of $375,000 related to this portfolio in the third quarter of 2026.

The Arizona, Colorado, and Pacific Northwest mortgage expansion markets were responsible for 22% of Residential Mortgage's $232 million total production in the third quarter of 2026, 27% of the $222 million total production in the second quarter of 2026, and 16% of the $218 million total production in the third quarter of 2025.

The benefit to the provision for credit losses in the Home Mortgage Lending segment was $575,000 in the third quarter of 2026 compared to a provision for credit losses of $279,000 in the second quarter of 2026 and $158,000 in the third quarter of 2025. The decrease in the provision for credit losses in the third quarter of 2026 in the Home Mortgage Lending segment as compared to the prior quarter was primarily a result of $63.0 million mortgage loans reclassified to loans held for sale, as well as a decrease in estimated loss rates due to more favorable economic forecasts.

The net change in fair value of mortgage servicing rights increased mortgage banking income by $1.6 million during the third quarter of 2026 compared to a decrease of $928,000 for the second quarter of 2026 and a decrease of $1.3 million for the third quarter of 2025. Mortgage servicing revenue increased to $3.3 million in the third quarter of 2026 from $2.6 million in the prior quarter and $3.1 million in the third quarter of 2025. Mortgage servicing revenue fluctuates based on production of Alaska Housing Finance Corporation (“AHFC”) mortgages, which contribute to servicing revenues at origination. In the third quarter of 2026, the Company's mortgage servicing portfolio consisted of $1.70 billion of mortgage loans, which increased $43.8 million compared to a $17.2 million increase in the second quarter of 2026, and an increase of $47.2 million in the third quarter of 2025.

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The following table provides highlights of the Home Mortgage Lending segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Mortgage commitments	$72,703	$87,030	$85,755	$45,704	$74,017

Mortgage loans funded for sale	$188,967	$239,138	$123,384	$199,619	$218,234
Mortgage loans funded for investment	43,008	27,893	28,301	31,624	15,815
Total mortgage loans funded	$231,975	$267,031	$151,685	$231,243	$234,049
Mortgage loan refinances to total fundings	6%	13%	29%	20%	6%
Mortgage loans serviced for others	$1,703,168	$1,659,395	$1,642,195	$1,629,528	$1,601,174

Net realized and unrealized gains on mortgage loans sold and held for sale	$3,693	$5,408	$2,997	$5,296	$4,810
Change in fair value of mortgage loan commitments, net	(140)	(202)	720	(575)	371
Total production revenue	3,553	5,206	3,717	4,721	5,181
Mortgage servicing revenue	3,304	2,568	2,667	2,113	3,056
Change in fair value of mortgage servicing rights:
Due to changes in model inputs of assumptions[1]	2,275	(366)	463	(87)	(638)
Other[2]	(692)	(562)	(590)	(772)	(612)
Total mortgage servicing revenue, net	4,887	1,640	2,540	1,254	1,806
Other mortgage banking revenue	306	292	204	338	286
Total mortgage banking income	$8,746	$7,138	$6,461	$6,313	$7,273

Net interest income	$3,192	$3,474	$2,796	$2,918	$2,812
(Benefit) provision for credit losses	(575)	279	562	688	158
Mortgage banking income	8,746	7,138	6,461	6,313	7,273
Other operating expense	7,707	8,122	7,201	8,325	7,365
Income before provision for income taxes	4,806	2,211	1,494	218	2,562
Provision for income taxes	1,312	604	408	5	706
Net income	$3,494	$1,607	$1,086	$213	$1,856

Weighted average shares outstanding, diluted	22,577,649	22,544,448	22,577,720	22,533,320	22,502,680
Diluted earnings per share attributable to Home Mortgage Lending	$0.15	$0.07	$0.05	$0.01	$0.08
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates.
2Represents changes due to collection/realization of expected cash flows over time.

Northrim BanCorp Earns $14.4 Million, or $0.63 per Diluted Share in 3Q26
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	Nine Months Ended
(Dollars in thousands, except per share data)	September 30, 2026	September 30, 2025
Mortgage loans funded for sale	$551,489	$576,413
Mortgage loans funded for investment	99,202	56,331
Total mortgage loans funded	$650,691	$632,744
Mortgage loan refinances to total fundings	14%	7%

Net realized gains on mortgage loans sold	$12,098	$11,481
Change in fair value of mortgage loan commitments, net	378	921
Total production revenue	12,476	12,402
Mortgage servicing revenue	8,539	8,709
Change in fair value of mortgage servicing rights:
Due to changes in model inputs of assumptions[1]	2,372	(1,315)
Other[2]	(1,844)	(1,608)
Total mortgage servicing revenue, net	9,067	5,786
Other mortgage banking revenue	802	736
Total mortgage banking income	$22,345	$18,924

Net interest income	$9,462	$9,365
Provision for credit losses	266	490
Mortgage banking income	22,345	18,924
Other operating expense	23,030	21,448
Income before provision for income taxes	8,511	6,351
Provision for income taxes	2,324	1,762
Net income Home Mortgage Lending segment	$6,187	$4,589

Weighted average shares outstanding, diluted	22,566,138	22,466,554
Diluted earnings per share attributable to Home Mortgage Lending	$0.27	$0.19
1Principally reflects changes in discount rates and prepayment speed assumptions, which are primarily affected by changes in interest rates.
2Represents changes due to collection/realization of expected cash flows over time.

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Specialty Finance
Average purchased receivables balances for the Specialty Finance segment were $112.8 million for the third quarter of 2026, compared to average balance of $102.2 million for the second quarter of 2026, and $103.4 million for the third quarter of 2025. Average loan balances for the Specialty Finance segment were $51.5 million for the third quarter of 2026, compared to average balance of $39.3 million for the second quarter of 2026, and $24.4 million for the third quarter of 2025.

As noted above, the increase in the provision for credit losses on loans is primarily due to one credit at Northrim Funding Services. As of September 30, 2026, this credit has an outstanding balance of $20.0 million. Management recorded an $8.8 million individual impairment on this loan as of September 30, 2026. See the above discussion regarding the increase in the provision for credit losses in the Specialty Finance segment.

Other operating expenses in the Specialty Finance segment totaled $3.3 million in the third quarter of 2026, up $381,000 or 13% from $3.0 million in the second quarter of 2026, and up $977,000 or 41% from $2.4 million in the third quarter a year ago. The increase in other operating expenses in the third quarter of 2026 as compared to the prior quarter and same quarter a year ago was mostly due to an increase in salaries and other personnel expense.

The following table provides highlights of the Specialty Finance segment of Northrim:

	Three Months Ended
(Dollars in thousands, except per share data)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Total revenue[3]	$7,436	$7,598	$6,671	$7,400	$7,779
Provision (benefit) for credit losses	8,433	845	245	(287)	(3)
Compensation expense - SCF acquisition payments	500	500	500	533	600
Other operating expense	3,347	2,966	2,531	2,476	2,370
Interest expense	759	670	644	679	695
Total expense	13,039	4,981	3,920	3,401	3,662
Income (loss) before provision for income taxes	(5,603)	2,617	2,751	3,999	4,117
Provision (benefit) for income taxes	(1,325)	627	662	533	1,164
Net income (loss) Specialty Finance segment	($4,278)	$1,990	$2,089	$3,466	$2,953
Weighted average shares outstanding, diluted	22,577,649	22,544,448	22,577,720	22,533,320	22,502,680
Diluted earnings (loss) per share attributable to Specialty Finance	($0.19)	$0.09	$0.09	$0.15	$0.13

	Nine Months Ended
(Dollars in thousands, except per share data)	September 30, 2026	September 30, 2025
Total revenue[3]	$21,705	$21,215
Provision for credit losses	9,523	681
Compensation expense - SCF acquisition payments	1,500	1,800
Other operating expense	8,844	7,401
Interest expense	2,073	1,859
Total expense	21,940	11,741
Income (loss) before provision for income taxes	(235)	9,474
Provision (benefit) for income taxes	(36)	2,683
Net income (loss) Specialty Finance segment	($199)	$6,791
Weighted average shares outstanding, diluted	22,566,138	22,466,554
Diluted earnings (loss) per share attributable to Specialty Finance	($0.01)	$0.31
3Includes interest income, purchased receivable income, and other operating income.

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Balance Sheet Review

Northrim’s total assets were $3.58 billion at September 30, 2026, up 5% from the preceding quarter and up 8% from a year ago. Northrim’s loan-to-deposit ratio was 79% at September 30, 2026, down from 82% at June 30, 2026, and up from 76% at September 30, 2025.

At September 30, 2026, liquid assets, investments, and loans maturing within one year were $1.26 billion and funds available for borrowing under existing lines of credit were $585.6 million. Given these sources of liquidity and our expectations for customer demands for cash and for our operating cash needs, we believe our sources of liquidity to be sufficient for the foreseeable future.

Average interest-earning assets were $3.12 billion in the third quarter of 2026, up 4% from $3.00 billion in the second quarter of 2026 and up 7% from $2.91 billion in the third quarter a year ago. The average yield on interest-earning assets was 6.32% in the third quarter of 2026, down from 6.35% in the preceding quarter and 6.33% in the third quarter of 2025.

Average investment securities increased to $464.3 million in the third quarter of 2026, compared to $450.4 million in the second quarter of 2026 and decreased from $474.6 million in the third quarter a year ago. The average net tax equivalent yield on the securities portfolio was 4.22% for the third quarter of 2026, up from 3.79% in the preceding quarter and up from 3.09% in the year ago quarter. The average estimated duration of the investment portfolio at September 30, 2026, was approximately 2.9 years compared to approximately 2.2 years at September 30, 2025. As of September 30, 2026, $70.6 million of available for sale securities with a weighted average yield of 2.18% are scheduled to mature in the next six months, $58.3 million with a weighted average yield of 3.57% are scheduled to mature in six months to one year, and $113.3 million with a weighted average yield of 3.94% are scheduled to mature in the following year, representing a total of $242.3 million or 7% of earning assets that are scheduled to mature in the next 24 months.

Average interest bearing deposits in other banks increased to $114.2 million in the third quarter of 2026 from $85.1 million in the second quarter of 2026 and decreased from $118.2 million in the third quarter of 2025. The increase in the third quarter of 2026 compared to the second quarter of 2026 is primarily due to an increase in deposits. The decrease in the third quarter of 2026 compared to the same quarter a year ago is primarily due to a decrease in loans held for sale as well as an increase in deposits.

Loans held for sale increased to $136.7 million at September 30, 2026, compared to $83.3 million at June 30, 2026 and $111.3 million a year ago. The Company reclassified $63 million in consumer mortgages held for investment to held for sale in the third quarter of 2026.

Portfolio loans were $2.40 billion at September 30, 2026, up 1% from the preceding quarter and up 8% from a year ago. Portfolio loans, excluding consumer mortgage loans, were $2.16 billion at September 30, 2026, up $34.7 million from the preceding quarter and up $158.3 million or 8% from a year ago. Average portfolio loans in the third quarter of 2026 were $2.46 billion, up 3% from the preceding quarter, and up 11% from a year ago. Yields on average portfolio loans in the third quarter of 2026 decreased to 6.87% from 6.94% in the second quarter of 2026 and decreased from 7.13% in the third quarter of 2025. The movement of the $20.0 million Specialty Finance credit to nonaccrual negatively impacted the yield on average portfolio loans by 12 bps in the third quarter of 2026. The yield on new portfolio loans, excluding consumer mortgage loans, was 7.57% in the third quarter of 2026 as compared to 7.61% in the second quarter of 2026 and 7.15% in the third quarter of 2025.

Alaskans continue to account for substantially all of Northrim’s deposit base. Total deposits were $3.05 billion at September 30, 2026, up 5% from $2.92 billion at June 30, 2026, and up 5% from $2.91 billion a year ago. At September 30, 2026, 78% of total deposits were held in business accounts and 22% of deposit balances were held in consumer accounts. Northrim had approximately 33,000 deposit customers with an average balance of $71,000 as of September 30, 2026. Northrim had 35 customers with balances over $10 million as of September 30, 2026, which

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accounted for $834.4 million, or 26%, of total deposits. Demand deposits increased slightly from the prior quarter and decreased 4% from the prior year to $833.7 million at September 30, 2026. Demand deposits were 27% of total deposits at September 30, 2026 down from 28% at June 30, 2026 and 30% of total deposits at September 30, 2025. Average interest-bearing deposits were up 3% to $2.12 billion with an average cost of 1.69% in the third quarter of 2026, compared to $2.06 billion and an average cost of 1.71% in the second quarter of 2026, and up 5% compared to $2.01 billion and an average cost of 2.00% in the third quarter of 2025. Uninsured deposits totaled $1.38 billion or 45% of total deposits as of September 30, 2026 compared to $1.07 billion or 38% of total deposits as of December 31, 2025.

Shareholders’ equity was $356.1 million, or $16.01 book value per share, at September 30, 2026, compared to $347.6 million, or $15.63 book value per share, at June 30, 2026 and $315.7 million, or $14.29 book value per share, a year ago. Tangible book value per share* was $13.72 at September 30, 2026, compared to $13.34 at June 30, 2026, and $11.99 per share a year ago. The increase in shareholders’ equity in the third quarter of 2026 as compared to the second quarter of 2026 was largely the result of earnings of $14.4 million, which were partially offset by dividends paid of $3.8 million and a decrease in the fair value of the available for sale securities portfolio, which decreased $3.0 million, net of tax. The Company did not repurchase any shares of common stock in the third quarter of 2026 and currently has no plans to repurchase shares this year. Tangible common equity to tangible assets* was 8.65% as of September 30, 2026, compared to 8.82% as of June 30, 2026 and 8.12% as of September 30, 2025. Northrim continues to maintain capital levels in excess of the requirements to be categorized as “well-capitalized” with Tier 1 Capital to Risk Adjusted Assets of 11.04% at September 30, 2026, compared to 11.26% at June 30, 2026, and 10.63% at September 30, 2025.

Asset Quality

Northrim believes it has a consistent lending approach throughout economic cycles, which emphasizes appropriate loan-to-value ratios, adequate debt coverage ratios, and competent management.

NPAs net of government guarantees were $42.9 million at September 30, 2026, up from $23.0 million at June 30, 2026 and up from $13.6 million a year ago. Of the NPAs at September 30, 2026, $17.5 million are attributable to the Community Banking segment, $23.7 million are attributable to the Specialty Finance segment, and $1.8 million are attributable to the Home Mortgage Lending segment. The increase in NPAs was primarily in the Specialty Finance segment and was mostly attributable to the same $20.0 million relationship related to the increase in the provision for credit losses noted above.

Net adversely classified loans were $52.0 million at September 30, 2026, as compared to $33.4 million at June 30, 2026, and $38.6 million a year ago. This increase is also due to the $20.0 million relationship at Northrim Funding Services noted above. Adversely classified loans are loans that Northrim has classified as substandard, doubtful, and loss, net of government guarantees. Net loan charge-offs were $30,000 in the third quarter of 2026, compared to net loan charge-offs of $111,000 in the second quarter of 2026, and net loan charge-offs of $1,192,000 in the third quarter of 2025. Additionally, Northrim had seven existing loan modifications to borrowers experiencing financial difficulty totaling $10.9 million, net of government guarantees that had been modified in the last twelve months as of September 30, 2026.

Northrim had $161.3 million, or 7% of portfolio loans, in the Accommodations sector, $132.2 million, or 5% of portfolio loans, in the Healthcare sector, $102.1 million, or 4% of portfolio loans, in the Retail sector, $100.5 million, or 4% of portfolio loans, in the Tourism sector, $94.4 million, or 4% of portfolio loans, in the Aviation (non-tourism) sector, $77.3 million, or 3% of portfolio loans, in the Fishing sector, and $60.4 million, or 3% in the Restaurants and Breweries sector as of September 30, 2026.

Northrim estimates that $127.7 million, or approximately 5% of portfolio loans, had direct exposure to the oil and gas industry in Alaska, as of September 30, 2026, and $0.4 million of these loans are adversely classified. As of September 30, 2026, Northrim has an additional $86.5 million in unfunded commitments to companies with direct exposure to the oil and gas industry in Alaska, and no unfunded commitments on adversely classified loans. Northrim defines direct exposure to the oil and gas sector as loans to borrowers that provide oilfield services and

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other companies that have been identified as significantly reliant upon activity in Alaska related to the oil and gas industry, such as lodging, equipment rental, transportation and other logistics services specific to this industry.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 21 branches throughout the state and differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. The Bank has two wholly-owned subsidiaries, Sallyport Commercial Finance, LLC, a specialty finance company and Residential Mortgage Holding Company, LLC, a regional home mortgage company. Pacific Wealth Advisors, LLC is an affiliated company.

www.northrim.com

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Forward-Looking Statement
This release may contain “forward-looking statements” as that term is defined for purposes of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are, in effect, management’s attempt to predict future events, and thus are subject to various risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy, management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim and its management are intended to help identify forward-looking statements. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements, are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include: descriptions of Northrim’s financial condition, results of operations, asset based lending volumes, asset and credit quality trends and profitability; the ability of Northrim to execute its business plans; potential further increases in interest rates; the value of securities held in our investment portfolio; the impact of the results of government shutdowns and government initiatives on the regulatory landscape, natural resource extraction industries, and capital markets; the impact of declines in the value of commercial and residential real estate markets, high unemployment rates, tariffs, inflationary pressures and slowdowns in economic growth; changes in banking regulation or actions by bank regulators; potential further increases in inflation, supply-chain constraints, and potential geopolitical instability, including the wars in Ukraine and Iran; financial stress on borrowers (consumers and businesses) as a result of higher rates or an uncertain economic environment; the general condition of, and changes in, the Alaska economy; our ability to maintain or expand our market share or net interest margin; the sufficiency of our allowance for credit losses and the accuracy of the assumptions or estimates used in preparing our financial statements, including those related to current expected credit losses accounting guidance; our ability to maintain asset quality; our ability to implement our marketing and growth strategies; our ability to identify and address cyber-security risks, including security breaches, “denial of service attacks,” “hacking,” and identity theft and increased cyber threats due to artificial intelligence; disease outbreaks; and our ability to execute our business plan. Further, actual results may be affected by competition on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy. In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and from time to time are disclosed in our other filings with the Securities and Exchange Commission. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations. These forward-looking statements are made only as of the date of this release, and Northrim does not undertake any obligation to release revisions to these forward-looking statements to reflect events or conditions after the date of this release.

Further, statements about the potential effects of Northrim’s proposed merger with PBCO on Northrim’s business, financial results, and condition may constitute “forward-looking statements” and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in the forward-looking statements due to factors and future developments which are uncertain, unpredictable and in many cases beyond Northrim’s control, including, but are not limited to the risk that: the business of PBCO may not be integrated with Northrim’s business successfully or such integration may be more difficult, time-consuming or costly than expected; any of the anticipated benefits of the merger may not be realized or may not be realized within the expected time period; customer and employee relationships and business operations may be disrupted by the merger or the announcement of the merger, and the parties may be challenged in retaining key relationships both during the pendency of the merger and following the completion of the merger if that occurs; the parties may not meet expectations regarding the timing of the merger; required regulatory approvals or the approval of PBCO and Northrim shareholders may not be obtained or such approvals may be more difficult, time-consuming or costly than expected; there may be challenges in satisfying the other conditions to completion of the merger or the merger may fail to close for any other reason; management’s attention may be diverted from ongoing business operations and opportunities due to the merger; there may be potential negative impacts caused by the dilution resulting from Northrim’s issuance of shares of Northrim common stock in connection with the merger; and other factors detailed in Northrim’s filings with the SEC.

References:
https://www.bea.gov/

http://almis.labor.state.ak.us/

http://www.tax.alaska.gov/programs/oil/prevailing/ans.aspx

http://www.tax.state.ak.us/

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https://www.bls.gov/regions/west/news-release/consumerpriceindex_anchorage.htm

https://www.alaskarealestate.com/MLSMember/RealEstateStatistics.aspx

https://www.akleg.gov/basis/Bill/Text/34?Hsid=HJR011C

https://www.trade.gov/data-visualization/tradestats-express-trade-partner-state

https://tax.alaska.gov/programs/programs/reports/RSB.aspx?Year=2025&Type=Spring

https://apfc.org

https://www.capitaliq.spglobal.com/web/client?auth=inherit&overridecdc=1&#markets/indexFinancials

Additional Information About the Proposed Transaction and Where to Find It

This press release does not constitute an offer to sell or the solicitation of an offer to buy or exchange any securities or a solicitation of any vote or approval with respect to the proposed transaction.

In connection with the proposed transaction, Northrim has filed with the United States Securities and Exchange Commission (“Commission”) a Registration Statement on Form S-4 (File No. 333-298567). The Registration Statement includes a joint proxy statement/prospectus that solicits the votes of the shareholders of each constituent and which also constitutes a prospectus of Northrim with respect to the shares of Northrim common stock to be issued as merger consideration. The Registration Statement was declared effective by the SEC on September 17, 2026. The definitive joint proxy statement/prospectus was mailed to Northrim’s and PBCO’s shareholders beginning on or about September 18, 2026. Northrim and PBCO may also file other relevant documents with the Commission about the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, THE JOINT PROXY STATEMENT/PROSPECTUS, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING ANY AMENDMENTS OR SUPPLEMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE. THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT NORTHRIM, PBCO, AND THE PROPOSED TRANSACTION.

Investors and security holders may obtain free copies of these documents, when available, and of other documents Northrim files with the Commission, on the Commission’s website at www.sec.gov. Copies of documents Northrim files with the Commission are also available free of charge through Northrim’s investor relations website at https://ir.northrim.com by clicking on “SEC Filings” under the “Financials” tab. Alternatively, these documents, when available, can be obtained free of charge from Northrim upon written request to Northrim Corporation, Attn: Investor Relations, PO Box 241489, Anchorage, Alaska 99524-1489 or by calling (907) 562-0062.

Participants in the Solicitation
Northrim, PBCO, and their respective directors and executive officers may be considered participants in the solicitation of proxies from their respective shareholders in connection with the proposed transaction. Information about Northrim’s directors and executive officers is included in Northrim’s definitive proxy statement for its 2026 annual meeting of shareholders, filed with the SEC on April 14, 2026, and in its other filings with the SEC. To the extent holdings of common stock by its directors or executive officers have changed since the amounts set forth in Northrim’s proxy statement for its 2026 annual meeting of shareholders, such changes have been or will be reflected in filings with the SEC on Forms 3, 4, and 5. These documents can be obtained free of charge in the manner described above under “Additional Information About the Proposed Transaction and Where to Find It.”

Information about PBCO’s directors and executive officers is included in the joint proxy statement/prospectus described herein. Additional information about the interests of these participants, which may differ from those of shareholders generally, will be included in the joint proxy statement/prospectus and other relevant materials filed with the SEC when they become available. Copies of these documents may be obtained without charge as described above.

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Income Statement
(Dollars in thousands, except per share data)	Three Months Ended			Nine Months Ended
(Unaudited)	September 30,	June 30,	September 30,	September 30,	September 30,
	2026	2026	2025	2026	2025
Interest Income:
Interest and fees on loans	$43,424	$42,328	$41,142	$125,729	$119,131
Interest on portfolio investments	4,650	4,031	3,512	12,455	10,952
Interest on deposits in banks	1,089	795	1,324	3,029	2,255
Total interest income	49,163	47,154	45,978	141,213	132,338
Interest Expense:
Interest expense on deposits	9,032	8,777	10,139	26,806	30,378
Interest expense on borrowings	1,244	1,241	493	3,723	1,725
Total interest expense	10,276	10,018	10,632	30,529	32,103
Net interest income	38,887	37,136	35,346	110,684	100,235

Provision for credit losses	7,724	1,627	1,716	10,311	2,283
Net interest income after provision for credit losses	31,163	35,509	33,630	100,373	97,952

Other Operating Income:
Mortgage banking income	8,746	7,138	7,273	22,345	18,924
Purchased receivable income	6,695	6,473	7,269	19,300	19,316
Gain on sale VISA shares	1,945	—	—	1,945	—
Bankcard fees	1,475	1,329	1,229	3,893	3,456
Service charges on deposit accounts	1,010	912	796	2,733	2,199
Gain on sale by Pacific Wealth Advisors	292	—	14,211	292	14,211
Unrealized (loss) gain on marketable equity securities	(291)	164	80	(383)	108
Other income	890	721	381	2,253	2,705
Total other operating income	20,762	16,737	31,239	52,378	60,919

Other Operating Expense:
Salaries and other personnel expense	20,703	20,784	19,432	60,993	57,509
Data processing expense	3,728	3,482	3,240	10,515	9,710
Professional and outside services	2,297	1,428	1,112	4,884	3,340
Occupancy expense	1,902	1,825	1,921	5,831	5,914
Marketing expense	629	686	508	2,216	2,222
Compensation expense - SCF acquisition payments	500	500	600	1,500	1,800
Insurance expense	412	432	802	1,248	2,575
OREO expense, net rental income and gains on sale	108	102	(16)	222	(11)
Other expense	2,900	2,783	2,701	8,414	7,900
Total other operating expense	33,179	32,022	30,300	95,823	90,959

Income before provision for income taxes	18,746	20,224	34,569	56,928	67,912
Provision for income taxes	4,338	4,882	7,504	13,503	15,745
Net income	$14,408	$15,342	$27,065	$43,425	$52,167

Basic EPS	$0.64	$0.69	$1.23	$1.95	$2.36
Diluted EPS	$0.63	$0.68	$1.20	$1.92	$2.32
Weighted average shares outstanding, basic	22,244,766	22,244,766	22,090,668	22,218,807	22,085,968
Weighted average shares outstanding, diluted	22,577,649	22,544,448	22,502,680	22,566,138	22,466,554

Pre-provision pre-tax net revenue*	$26,470	$21,851	$36,285	$67,239	$70,195

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Balance Sheet
(Dollars in thousands)
(Unaudited)	September 30,	June 30,	September 30,
	2026	2026	2025

Assets:
Cash and due from banks	$38,914	$41,948	$41,279
Interest bearing deposits in other banks	202,916	130,265	171,413
Investment securities available for sale, at fair value	432,822	411,644	419,178
Investment securities held to maturity	37,750	31,750	36,750
Marketable equity securities, at fair value	13,013	11,315	8,332
Investment in Federal Home Loan Bank stock	7,113	7,187	6,437
Loans held for sale	136,702	83,272	111,317

Portfolio loans	2,400,627	2,386,328	2,218,970
Allowance for credit losses, loans	(33,293)	(25,461)	(23,357)
Net portfolio loans	2,367,334	2,360,867	2,195,613
Purchased receivables, net	102,243	122,792	108,053
Mortgage servicing rights, at fair value	31,730	28,475	27,796
Other real estate owned, net	1,778	1,224	—
Premises and equipment, net	41,166	41,486	38,346
Lease right of use asset	11,966	11,263	6,523
Goodwill and intangible assets	50,824	50,824	50,824
Other assets	103,761	81,074	90,471
Total assets	$3,580,032	$3,415,386	$3,312,332

Liabilities:
Demand deposits	$833,681	$826,271	$872,086
Interest-bearing demand	1,368,015	1,281,777	1,191,867
Savings deposits	271,048	246,617	239,738
Money market deposits	200,183	194,665	202,491
Time deposits	378,355	369,458	400,281
Total deposits	3,051,282	2,918,788	2,906,463
Borrowings	81,496	81,574	23,226
Lease liability	12,145	11,459	6,559
Other liabilities	78,998	55,951	60,421
Total liabilities	3,223,921	3,067,772	2,996,669

Shareholders’ Equity:
Total shareholders’ equity	356,111	347,614	315,663
Total liabilities and shareholders’ equity	$3,580,032	$3,415,386	$3,312,332

Northrim BanCorp Earns $14.4 Million, or $0.63 per Diluted Share in 3Q26
October 15, 2026
19 of 32

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Composition of Portfolio Loans
	September 30, 2026		June 30, 2026		March 31, 2026		December 31, 2025		September 30, 2025
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Commercial loans	$623,219	26%	$621,433	26%	$599,912	25%	$569,128	25%	$558,736	25%
Commercial real estate:
Owner occupied properties	457,827	19%	444,880	19%	436,979	18%	435,050	19%	439,971	20%
Nonowner occupied and
multifamily properties	831,170	35%	774,340	33%	770,325	33%	767,618	32%	717,576	32%
Residential real estate:
1-4 family properties
secured by first liens	240,018	10%	260,371	11%	264,555	11%	243,167	11%	216,690	10%
1-4 family properties
secured by junior liens &
revolving secured by first liens	85,449	4%	79,125	3%	70,464	3%	66,470	3%	65,698	3%
1-4 family construction	32,539	1%	29,053	1%	38,900	2%	39,311	2%	37,429	2%
Construction loans	128,484	5%	177,280	7%	178,029	8%	175,261	8%	184,447	8%
Consumer loans	11,887	—%	9,758	—%	9,097	—%	9,658	—%	8,236	—%
Subtotal	2,410,593		2,396,240		2,368,261		2,305,663		2,228,783
Unearned loan fees, net	(9,966)		(9,912)		(9,559)		(10,164)		(9,813)
Total portfolio loans	$2,400,627		$2,386,328		$2,358,702		$2,295,499		$2,218,970

Composition of Deposits
	September 30, 2026		June 30, 2026		March 31, 2026		December 31, 2025		September 30, 2025
	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total	Balance	% of total
Demand deposits	$833,681	27%	$826,271	28%	$826,445	29%	$721,925	26%	$872,086	30%
Interest-bearing demand	1,368,015	45%	1,281,777	44%	1,215,182	42%	1,242,546	44%	1,191,867	41%
Savings deposits	271,048	9%	246,617	8%	243,667	8%	250,006	9%	239,738	8%
Money market deposits	200,183	7%	194,665	7%	197,402	7%	195,793	7%	202,491	7%
Time deposits	378,355	12%	369,458	13%	391,050	14%	402,759	14%	400,281	14%
Total deposits	$3,051,282		$2,918,788		$2,873,746		$2,813,029		$2,906,463

Northrim BanCorp Earns $14.4 Million, or $0.63 per Diluted Share in 3Q26
October 15, 2026
20 of 32

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Asset Quality	September 30,	June 30,	September 30,
	2026	2026	2025
Nonaccrual loans - Community Banking	$17,066	$18,733	$4,091
Nonaccrual loans - Home Mortgage Lending	297	306	197
Nonaccrual loans - Specialty Finance	23,291	3,943	5,465
Nonaccrual loans - Total	40,654	22,982	9,753
Loans 90 days past due and accruing - Community Banking	—	—	1,375
Loans 90 days past due and accruing - Home Mortgage Lending	724	—	313
Loans 90 days past due and accruing - Total	724	—	1,688
Total nonperforming loans - Community Banking	17,066	18,733	5,466
Total nonperforming loans - Home Mortgage Lending	1,021	306	510
Total nonperforming loans - Specialty Finance	23,291	3,943	5,465
Total nonperforming loans - Total	41,378	22,982	11,441
Nonperforming loans guaranteed by gov't - Community Banking	598	1,171	189
Nonperforming loans guaranteed by gov't - Total	598	1,171	189
Net nonperforming loans - Community Banking	16,468	17,562	5,277
Net nonperforming loans - Home Mortgage Lending	1,021	306	510
Net nonperforming loans - Specialty Finance	23,291	3,943	5,465
Net nonperforming loans - Total	40,780	21,811	11,252

Other real estate owned - Community Banking	1,036	1,036	—
Other real estate owned - Home Mortgage Lending	742	188	—
Other real estate owned - Specialty Finance	—	—	—
Other real estate owned - Total	1,778	1,224	—

Other real estate owned guaranteed by government - Community Banking	—	—	—
Other real estate owned guaranteed by government - Home Mortgage Lending	—	—	—
Other real estate owned guaranteed by government - Specialty Finance	—	—	—
Other real estate owned guaranteed by government - Total	—	—	—

Repossessed assets - Community Banking	—	—	50
Repossessed assets - Total	—	—	50

Nonperforming purchased receivables - Specialty Finance	382	—	2,253

Net nonperforming assets - Community Banking	17,504	18,598	5,327
Net nonperforming assets - Home Mortgage Lending	1,763	494	510
Net nonperforming assets - Specialty Finance	23,673	3,943	7,718
Net nonperforming assets - Total	$42,940	$23,035	$13,555

Adversely classified loans, net of gov't guarantees - Community Banking	$27,541	$28,945	$32,447
Adversely classified loans, net of gov't guarantees - Home Mortgage Lending	1,181	470	687
Adversely classified loans, net of gov't guarantees - Specialty Finance	23,291	3,943	5,465
Adversely classified loans, net of gov't guarantees - Total	$52,013	$33,358	$38,599

Special mention loans, net of gov't guarantees - Community Banking	$7,576	$9,030	$4,555
Special mention loans, net of gov't guarantees - Home Mortgage Lending	217	218	321
Special mention loans, net of gov't guarantees - Total	$7,793	$9,248	$4,876

Northrim BanCorp Earns $14.4 Million, or $0.63 per Diluted Share in 3Q26
October 15, 2026
21 of 32

Asset Quality, Continued	September 30,	June 30,	September 30,
	2026	2026	2025
Nonperforming loans, net of government guarantees / portfolio loans	1.70%	0.91%	0.51%
Nonperforming loans, net of government guarantees / portfolio loans,
net of government guarantees	1.79%	0.97%	0.54%
Nonperforming assets, net of government guarantees / total assets	1.20%	0.67%	0.41%
Nonperforming assets, net of government guarantees / total assets
net of government guarantees	1.24%	0.70%	0.43%

Loans 30-89 days past due and accruing, net of government guarantees /		%
portfolio loans	0.05%	0.05%	0.03%
Loans 30-89 days past due and accruing, net of government guarantees /
portfolio loans, net of government guarantees	0.06%	0.06%	0.03%

Allowance for credit losses for loans / portfolio loans	1.39%	1.07%	1.05%
Allowance for credit losses for loans / portfolio loans, net of gov't guarantees	1.46%	1.13%	1.12%
Allowance for credit losses for loans / nonperforming loans, net of
government guarantees	82%	117%	208%

Gross loan charge-offs for the quarter - Community Banking	$35	$142	$1,334
Gross loan charge-offs for the quarter - Specialty Finance	—	—	—
Gross loan charge-offs for the quarter - Total	35	142	1,334

Gross loan recoveries for the quarter - Community Banking	(5)	(31)	(37)
Gross loan recoveries for the quarter - Specialty Finance	—	—	(105)
Gross loan recoveries for the quarter - Total	($5)	($31)	($142)

Net loan (recoveries) charge-offs for the quarter - Community Banking	$30	$111	$1,297
Net loan (recoveries) charge-offs for the quarter - Specialty Finance	—	—	(105)
Net loan (recoveries) charge-offs for the quarter - Total	$30	$111	$1,192

Net loan charge-offs (recoveries) year-to-date - Community Banking	$102	$72	$1,252
Net loan charge-offs (recoveries) year-to-date - Home Mortgage Lending	—	—	—
Net loan charge-offs (recoveries) year-to-date - Specialty Finance	250	250	47
Net loan charge-offs (recoveries) year-to-date - Total	$352	$322	$1,299

Net loan charge-offs (recoveries) for the quarter / average loans, for the quarter	—%	—%	0.05%

Net loan charge-offs (recoveries) year-to-date / average loans,
year-to-date annualized	0.02%	0.03%	0.08%

Allowance for credit losses for purchased receivables / purchased receivables	0.37%	0.49%	1.75%

Net purchased receivable (recoveries) charge-offs for the quarter	$—	$—	($19)

Net purchased receivable charge-offs (recoveries) year-to-date	($5)	($5)	$262

Net purchased receivable (recoveries) charge-offs for the quarter /
average purchased receivables, for the quarter	—%	—%	(0.02)%

Net purchased receivable charge-offs (recoveries) year-to-date / average
purchased receivables, year-to-date annualized	(0.01)%	(0.01)%	0.35%

Northrim BanCorp Earns $14.4 Million, or $0.63 per Diluted Share in 3Q26
October 15, 2026
22 of 32

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Three Months Ended
	September 30, 2026		June 30, 2026		September 30, 2025
		Average		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$114,239	3.73%	$85,140	3.69%	$118,181	4.38%
Portfolio investments	464,348	4.22%	450,388	3.79%	474,587	3.09%
Loans held for sale	79,238	5.53%	86,526	6.21%	108,113	6.20%
Portfolio loans	2,458,130	6.87%	2,381,119	6.94%	2,205,949	7.13%
Total interest-earning assets	3,115,955	6.32%	3,003,173	6.35%	2,906,830	6.33%
Nonearning assets	356,910		338,827		322,825
Total assets	$3,472,865		$3,342,000		$3,229,655

Liabilities and Shareholders’ Equity
Interest-bearing deposits	$2,117,870	1.69%	$2,057,582	1.71%	$2,013,434	2.00%
Borrowings	81,749	6.01%	81,625	6.08%	51,568	3.81%
Total interest-bearing liabilities	2,199,619	1.85%	2,139,207	1.88%	2,065,002	2.04%

Noninterest-bearing demand deposits	834,750		786,791		796,860
Other liabilities	80,346		69,661		66,711
Shareholders’ equity	358,150		346,341		301,082
Total liabilities and shareholders’ equity	$3,472,865		$3,342,000		$3,229,655
Net spread		4.47%		4.47%		4.29%
NIM		4.96%		4.96%		4.83%
NIMTE*		5.02%		5.01%		4.88%
Cost of funds		1.34%		1.37%		1.47%
Average portfolio loans to average
interest-earning assets	78.89%		79.29%		75.89%
Average portfolio loans to average total deposits	83.25%		83.71%		78.50%
Average non-interest deposits to average
total deposits	28.27%		27.66%		28.36%
Average interest-earning assets to average
interest-bearing liabilities	141.66%		140.39%		140.77%

Northrim BanCorp Earns $14.4 Million, or $0.63 per Diluted Share in 3Q26
October 15, 2026
23 of 32

Additional Financial Information
(Dollars in thousands)
(Unaudited)

Average Balances, Yields, and Rates
	Year-to-date
	September 30, 2026		September 30, 2025
		Average		Average
	Average	Tax Equivalent	Average	Tax Equivalent
	Balance	Yield/Rate	Balance	Yield/Rate
Assets
Interest bearing deposits in other banks	$107,641	3.71%	$61,416	4.84%
Portfolio investments	460,367	3.82%	504,572	3.04%
Loans held for sale	79,988	5.87%	109,563	6.30%
Portfolio loans	2,382,036	6.89%	2,184,071	7.01%
Total interest-earning assets	3,030,032	6.28%	2,859,622	6.23%
Nonearning assets	335,871		307,593
Total assets	$3,365,903		$3,167,215

Liabilities and Shareholders’ Equity
Interest-bearing deposits	$2,081,037	1.72%	$2,015,082	2.02%
Borrowings	81,692	6.07%	58,404	3.92%
Total interest-bearing liabilities	2,162,729	1.89%	2,073,486	2.07%

Noninterest-bearing demand deposits	785,040		744,199
Other liabilities	71,887		61,472
Shareholders’ equity	346,247		288,058
Total liabilities and shareholders’ equity	$3,365,903		$3,167,215
Net spread		4.39%		4.16%
NIM		4.88%		4.68%
NIMTE*		4.94%		4.73%
Cost of funds		1.38%		1.52%
Average portfolio loans to average interest-earning assets	78.61%		76.38%
Average portfolio loans to average total deposits	83.11%		79.15%
Average non-interest deposits to average total deposits	27.39%		26.97%
Average interest-earning assets to average interest-bearing liabilities	140.10%		137.91%

Northrim BanCorp Earns $14.4 Million, or $0.63 per Diluted Share in 3Q26
October 15, 2026
24 of 32

Additional Financial Information
(Dollars in thousands, except per share data)
(Unaudited)

Capital Data (At quarter end)
	September 30, 2026	June 30, 2026	September 30, 2025
Book value per share	$16.01	$15.63	$14.29
Tangible book value per share*	$13.72	$13.34	$11.99
Total shareholders’ equity/total assets	9.95%	10.18%	9.53%
Tangible Common Equity/Tangible Assets*	8.65%	8.82%	8.12%
Common Equity Tier 1 Capital / Risk Adjusted Assets	10.70%	10.90%	10.26%
Tier 1 Capital / Risk Adjusted Assets	11.04%	11.26%	10.63%
Total Capital / Risk Adjusted Assets	14.34%	14.46%	11.56%
Tier 1 Capital / Average Assets	9.29%	9.32%	8.66%
Shares outstanding	22,244,766	22,244,766	22,090,668
Total unrealized loss on AFS debt securities, net of income taxes	($4,310)	($1,305)	($1,779)
Total unrealized gain on derivatives and hedging activities, net of income taxes	$1,495	$1,081	$983

Profitability Ratios
	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Three Months Ended:
NIM	4.96%	4.96%	4.72%	4.70%	4.83%
NIMTE*	5.02%	5.01%	4.77%	4.75%	4.88%
Efficiency ratio	55.62%	59.44%	61.81%	64.70%	45.51%
Adjusted efficiency ratio*	56.06%	59.44%	61.81%	65.05%	57.85%
Return on average assets	1.65%	1.84%	1.69%	1.50%	3.32%
Adjusted return on average assets*	1.54%	1.84%	1.69%	1.47%	1.99%
Return on average shareholders' equity	15.96%	17.77%	16.60%	15.16%	35.66%
Adjusted return on average shareholders' equity*	14.89%	17.77%	16.60%	14.91%	21.34%

	September 30, 2026	September 30, 2025
Year-to-date:
NIM	4.88%	4.68%
NIMTE*	4.94%	4.73%
Efficiency ratio	58.76%	56.44%
Adjusted efficiency ratio*	58.96%	61.90%
Return on average assets	1.72%	2.20%
Adjusted return on average assets*	1.69%	1.74%
Return on average shareholders' equity	16.77%	24.21%
Adjusted return on average shareholders' equity*	16.40%	19.17%

Northrim BanCorp Earns $14.4 Million, or $0.63 per Diluted Share in 3Q26
October 15, 2026
25 of 32

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although we believe these non-GAAP financial measures are frequently used by stakeholders in the evaluation of the Company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP.

Net interest margin on a tax equivalent basis

Net interest margin on a tax equivalent basis (“NIMTE”) is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax equivalent basis using a combined federal and state statutory rate of 28.43% in both 2026 and 2025. The most comparable GAAP measure is net interest margin and the following table sets forth the reconciliation of NIMTE to net interest margin for the periods indicated.

	Three Months Ended
	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Net interest income	$38,887	$37,136	$34,661	$35,375	$35,346
Divided by average interest-bearing assets	3,115,955	3,003,173	2,969,354	2,985,669	2,906,830
Net interest margin (“NIM”)[2]	4.96%	4.96%	4.72%	4.70%	4.83%

Net interest income	$38,887	$37,136	$34,661	$35,375	$35,346
Plus: reduction in tax expense related to
tax-exempt interest income	487	455	400	386	373
	$39,374	$37,591	$35,061	$35,761	$35,719
Divided by average interest-bearing assets	3,115,955	3,003,173	2,969,354	2,985,669	2,906,830
NIMTE[2]	5.02%	5.01%	4.77%	4.75%	4.88%

	Year-to-date
	September 30, 2026	September 30, 2025
Net interest income	$110,684	$100,235
Divided by average interest-bearing assets	3,030,032	2,859,622
Net interest margin ("NIM")[3]	4.88%	4.68%

Net interest income	$110,684	$100,235
Plus: reduction in tax expense related to
tax-exempt interest income	1,342	1,161
	$112,026	$101,396
Divided by average interest-bearing assets	3,030,032	2,859,622
NIMTE	4.94%	4.73%

2Calculated using actual days in the quarter divided by 365 for the quarters ended in 2026 and 2025, respectively.
3Calculated using actual days in the year divided by 365 for the year-to-date periods ended in 2026 and 2025, respectively.

Northrim BanCorp Earns $14.4 Million, or $0.63 per Diluted Share in 3Q26
October 15, 2026
26 of 32

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Tangible Book Value Per Share

Tangible book value per share is a non-GAAP measure defined as shareholders’ equity, less intangible assets, divided by shares outstanding. The most comparable GAAP measure is book value per share and the following table sets forth the reconciliation of tangible book value per share and book value per share for the periods indicated.

	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025

Total shareholders’ equity	$356,111	$347,614	$335,809	$326,544	$315,663
Divided by shares outstanding	22,245	22,245	22,245	22,112	22,091
Book value per share	$16.01	$15.63	$15.10	$14.77	$14.29

	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025

Total shareholders’ equity	$356,111	$347,614	$335,809	$326,544	$315,663
Less: goodwill and intangible assets	50,824	50,824	50,824	50,824	50,824
	$305,287	$296,790	$284,985	$275,720	$264,839
Divided by shares outstanding	22,245	22,245	22,245	22,112	22,091
Tangible book value per share	$13.72	$13.34	$12.81	$12.47	$11.99

Tangible Common Equity to Tangible Assets

Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. The most comparable GAAP measure of shareholders’ equity to total assets is calculated by dividing total shareholders’ equity by total assets and the following table sets forth the reconciliation of tangible common equity to tangible assets and shareholders’ equity to total assets for the periods indicated.

Northrim BanCorp, Inc.	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025

Total shareholders’ equity	$356,111	$347,614	$335,809	$326,544	$315,663
Total assets	3,580,032	3,415,386	3,354,908	3,290,273	3,312,332
Total shareholders’ equity to total assets	9.95%	10.18%	10.01%	9.92%	9.53%

Northrim BanCorp, Inc.	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Total shareholders’ equity	$356,111	$347,614	$335,809	$326,544	$315,663
Less: goodwill and other intangible assets, net	50,824	50,824	50,824	50,824	50,824
Tangible common shareholders’ equity	$305,287	$296,790	$284,985	$275,720	$264,839

Total assets	$3,580,032	$3,415,386	$3,354,908	$3,290,273	$3,312,332
Less: goodwill and other intangible assets, net	50,824	50,824	50,824	50,824	50,824
Tangible assets	$3,529,208	$3,364,562	$3,304,084	$3,239,449	$3,261,508
Tangible common equity ratio	8.65%	8.82%	8.63%	8.51%	8.12%

Northrim BanCorp Earns $14.4 Million, or $0.63 per Diluted Share in 3Q26
October 15, 2026
27 of 32

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Pre-provision pre-tax net revenue

Pre-provision pre-tax net revenue is a non-GAAP measure that represents income before provision for income taxes excluding the provision for credit losses. The most comparable GAAP measure is income before provision for income taxes and the following tables set forth the reconciliation of pre-provision pre-tax net revenue to income before provision for income taxes for the periods indicated.

	Three Months Ended
Northrim BanCorp, Inc.	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025

Net interest income	$38,887	$37,136	$34,661	$35,375	$35,346
Provision for credit losses	7,724	1,627	960	1,627	1,716
Total other operating income	20,762	16,737	14,879	16,283	31,239
Less: total other operating expense	33,179	32,022	30,622	33,424	30,300
Income before provision for income taxes	$18,746	$20,224	$17,958	$16,607	$34,569

	Three Months Ended
Northrim BanCorp, Inc.	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025

Net interest income	$38,887	$37,136	$34,661	$35,375	$35,346
Total other operating income	20,762	16,737	14,879	16,283	31,239
Less: total other operating expense	33,179	32,022	30,622	33,424	30,300
Pre-provision pre-tax net revenue	$26,470	$21,851	$18,918	$18,234	$36,285

	Year-to-date
Northrim BanCorp, Inc.	September 30, 2026	September 30, 2025

Net interest income	$110,684	$100,235
Provision for credit losses	10,311	2,283
Total other operating income	52,378	60,919
Less: total other operating expense	95,823	90,959
Income before provision for income taxes	$56,928	$67,912

	Year-to-date
Northrim BanCorp, Inc.	September 30, 2026	September 30, 2025

Net interest income	$110,684	$100,235
Total other operating income	52,378	60,919
Less: total other operating expense	95,823	90,959
Pre-provision pre-tax net revenue	$67,239	$70,195

Northrim BanCorp Earns $14.4 Million, or $0.63 per Diluted Share in 3Q26
October 15, 2026
28 of 32

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

Adjusted net income

Adjusted net income is a non-GAAP measure that represents net income excluding the gain on sale of certain assets by Pacific Wealth Advisors, gain on sale VISA shares, and one-time costs related to the merger and acquisition of PBCO, net of tax expense. The most comparable GAAP measure is net income and the following tables set forth the reconciliation of net income to adjusted net income for the periods indicated.

	Three Months Ended
Northrim BanCorp, Inc.	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025

Net income	$14,408	$15,342	$13,675	$12,441	$27,065

Net income	$14,408	$15,342	$13,675	$12,441	$27,065
Plus: merger and acquisition costs of PBCO, net of tax	755	—	—	—	—
Less: gain on sale VISA shares, net of tax	1,478	—	—	—	—
Less: gain on sale by Pacific Wealth Advisors, net of tax	239	—	—	210	10,870
Adjusted net income	$13,446	$15,342	$13,675	$12,231	$16,195

	Year-to-date
Northrim BanCorp, Inc.	September 30, 2026	September 30, 2025

Net income	$43,425	$52,167

Net income	$43,425	$52,167
Plus: merger and acquisition costs of PBCO, net of tax	755	—
Less: gain on sale VISA shares, net of tax	1,478	—
Less: gain on sale by Pacific Wealth Advisors, net of tax	239	10,870
Adjusted net income	$42,463	$41,297

Adjusted diluted earnings per share

Adjusted diluted earnings per share is a non-GAAP measure that represents diluted earnings per share excluding the gain on sale of certain assets by Pacific Wealth Advisors, gain on sale VISA shares, and one-time costs related to the merger and acquisition of PBCO, net of tax expense. The most comparable GAAP measure is diluted earnings per share and the following tables set forth the reconciliation of diluted earnings per share to adjusted diluted earnings per share for the periods indicated.

	Three Months Ended
Northrim BanCorp, Inc.	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025

Net income	$14,408	$15,342	$13,675	$12,441	$27,065
Divided by weighted average shares outstanding, diluted	22,577,649	22,544,448	22,577,720	22,533,320	22,502,680
Diluted earnings per share	$0.63	$0.68	$0.61	$0.55	$1.20

Net income	$14,408	$15,342	$13,675	$12,441	$27,065
Plus: merger and acquisition costs of PBCO, net of tax	755	—	—	—	—
Less: gain on sale VISA shares, net of tax	1,478	—	—	—	—
Less: gain on sale by Pacific Wealth Advisors, net of tax	239	—	—	210	10,870
Adjusted net income	$13,446	$15,342	$13,675	$12,231	$16,195
Divided by weighted average shares outstanding, diluted	22,577,649	22,544,448	22,577,720	22,533,320	22,502,680
Diluted earnings per share	$0.60	$0.68	$0.61	$0.54	$0.72

Northrim BanCorp Earns $14.4 Million, or $0.63 per Diluted Share in 3Q26
October 15, 2026
29 of 32

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

	Year-to-date
Northrim BanCorp, Inc.	September 30, 2026	September 30, 2025

Net income	$43,425	$52,167
Divided by weighted average shares outstanding, diluted	22,566,138	22,466,554
Diluted earnings per share	$1.92	$2.32

Net income	$43,425	$52,167
Plus: merger and acquisition costs of PBCO, net of tax	755	—
Less: gain on sale VISA shares, net of tax	1,478	—
Less: gain on sale by Pacific Wealth Advisors, net of tax	239	10,870
Adjusted net income	$42,463	$41,297
Divided by weighted average shares outstanding, diluted	22,566,138	22,466,554
Diluted earnings per share	$1.88	$1.84

Adjusted return on average assets

Adjusted return on average assets is a non-GAAP measure that represents the return on average assets excluding the gain on sale of certain assets by Pacific Wealth Advisors, gain on VISA shares, and one-time costs related to the merger and acquisition of PBCO, net of tax expense. The most comparable GAAP measure is return on average assets and the following tables set forth the reconciliation of return on average assets to adjusted return on average assets for the periods indicated.

	Three Months Ended
Northrim BanCorp, Inc.	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025

Net income	$14,408	$15,342	$13,675	$12,441	$27,065
Divided by average assets	3,472,865	3,342,000	3,280,769	3,301,091	3,229,655
Return on average assets[3]	1.65%	1.84%	1.69%	1.50%	3.32%

Net income	$14,408	$15,342	$13,675	$12,441	$27,065
Plus: merger and acquisition costs of PBCO, net of tax	755	—	—	—	—
Less: gain on sale VISA shares, net of tax	1,478	—	—	—	—
Less: gain on sale by Pacific Wealth Advisors, net of tax	239	—	—	210	10,870
Adjusted net income	$13,446	$15,342	$13,675	$12,231	$16,195
Divided by average assets	3,472,865	3,342,000	3,280,769	3,301,091	3,229,655
Adjusted return on average assets[3]	1.54%	1.84%	1.69%	1.47%	1.99%

Northrim BanCorp Earns $14.4 Million, or $0.63 per Diluted Share in 3Q26
October 15, 2026
30 of 32

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

	Year-to-date
Northrim BanCorp, Inc.	September 30, 2026	September 30, 2025

Net income	$43,425	$52,167
Divided by average assets	3,365,903	3,167,215
Return on average assets[4]	1.72%	2.20%

Net income	$43,425	$52,167
Plus: merger and acquisition costs of PBCO, net of tax	755	—
Less: gain on sale VISA shares, net of tax	1,478	—
Less: gain on sale by Pacific Wealth Advisors, net of tax	239	10,870
Adjusted net income	$42,463	$41,297
Divided by average assets	3,365,903	3,167,215
Adjusted return on average assets[4]	1.69%	1.74%

Adjusted return on average shareholders' equity

Adjusted return on average shareholders' equity is a non-GAAP measure that represents the return on average shareholders' equity excluding the gain on sale of certain assets by Pacific Wealth Advisors, gain on sale VISA shares, and one-time costs related to the merger and acquisition of PBCO, net of tax expense. The most comparable GAAP measure is return on average shareholders' equity and the following tables set forth the reconciliation of return on average shareholders' equity to adjusted return on average shareholders' equity for the periods indicated.

	Three Months Ended
Northrim BanCorp, Inc.	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025

Net income	$14,408	$15,342	$13,675	$12,441	$27,065
Divided by average shareholders' equity	358,150	346,341	334,020	325,539	301,082
Return on average shareholders' equity[3]	15.96%	17.77%	16.60%	15.16%	35.66%

Net income	$14,408	$15,342	$13,675	$12,441	$27,065
Plus: merger and acquisition costs of PBCO, net of tax	755	—	—	—	—
Less: gain on sale VISA shares, net of tax	1,478	—	—	—	—
Less: gain on sale by Pacific Wealth Advisors, net of tax	239	—	—	210	10,870
Adjusted net income	$13,446	$15,342	$13,675	$12,231	$16,195
Divided by average shareholders' equity	358,150	346,341	334,020	325,539	301,082
Adjusted return on average shareholders' equity[3]	14.89%	17.77%	16.60%	14.91%	21.34%

3Calculated using actual days in the quarter divided by 365.

Northrim BanCorp Earns $14.4 Million, or $0.63 per Diluted Share in 3Q26
October 15, 2026
31 of 32

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

	Year-to-date
Northrim BanCorp, Inc.	September 30, 2026	September 30, 2025

Net income	$43,425	$52,167
Divided by average shareholders' equity	346,247	288,058
Return on average shareholders' equity[4]	16.77%	24.21%

Net income	$43,425	$52,167
Plus: merger and acquisition costs of PBCO, net of tax	755	—
Less: gain on sale VISA shares, net of tax	1,478	—
Less: gain on sale by Pacific Wealth Advisors, net of tax	239	10,870
Adjusted net income	$42,463	$41,297
Divided by average shareholders' equity	346,247	288,058
Adjusted return on average shareholders' equity[4]	16.40%	19.17%

3Calculated using actual days in the year-to-date divided by 365.

Adjusted efficiency ratio

Adjusted efficiency ratio is a non-GAAP measure that represents other operating expense to income excluding the gain on sale of certain assets by Pacific Wealth Advisors, gain on sale VISA shares, and excluding the one-time costs related to the merger and acquisition of PBCO. The most comparable GAAP measure is the efficiency ratio and the following tables set forth the reconciliation of the efficiency ratio to adjusted efficiency ratio for the periods indicated.

	Three Months Ended
Northrim BanCorp, Inc.	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025

Other operating expense	$33,179	$32,022	$30,622	$33,424	$30,300

Net interest income	$38,887	$37,136	$34,661	$35,375	$35,346
Other operating income	20,762	16,737	14,879	16,283	31,239
Total income	$59,649	$53,873	$49,540	$51,658	$66,585
Other operating expense divided by total income	55.62%	59.44%	61.81%	64.70%	45.51%

Other operating expense	$33,179	$32,022	$30,622	$33,424	$30,300
Less: merger and acquisition costs of PBCO	993	—	—	—	—
Adjusted other operating expense	$32,186	$32,022	$30,622	$33,424	$30,300

Net interest income	$38,887	$37,136	$34,661	$35,375	$35,346
Other operating income	20,762	16,737	14,879	16,283	31,239
Less: gain on sale VISA shares	1,945	—	—	—	—
Less: gain on sale by Pacific Wealth Advisors	292	—	—	275	14,211
Adjusted total income	$57,412	$53,873	$49,540	$51,383	$52,374
Other operating expense divided by adjusted total income	56.06%	59.44%	61.81%	65.05%	57.85%

Northrim BanCorp Earns $14.4 Million, or $0.63 per Diluted Share in 3Q26
October 15, 2026
32 of 32

*Non-GAAP Financial Measures
(Dollars and shares in thousands, except per share data)
(Unaudited)

	Year-to-date
Northrim BanCorp, Inc.	September 30, 2026	September 30, 2025

Other operating expense	$95,823	$90,959

Net interest income	$110,684	$100,235
Other operating income	52,378	60,919
Total income	$163,062	$161,154
Other operating expense divided by total income	58.76%	56.44%

Other operating expense	$95,823	$90,959
Less: merger and acquisition costs of PBCO	993	—
Adjusted other operating expense	$94,830	$90,959

Net interest income	$110,684	$100,235
Other operating income	52,378	60,919
Less: gain on sale VISA shares	1,945	—
Less: gain on sale by Pacific Wealth Advisors	292	14,211
Adjusted total income	$160,825	$146,943
Other operating expense divided by adjusted total income	58.96%	61.90%

Note Transmitted on GlobeNewswire on October 15, 2026, at 12:15 pm Alaska Standard Time.